Exhibit 5.0

[letterhead of LeClair Ryan]

January 10, 2007

The Board of Directors

Bay Banks of Virginia, Inc.

100 South Main Street

Kilmarnock, Virginia 22482

Gentlemen:

We have acted as counsel to Bay Banks of Virginia, Inc., a Virginia corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission. The Registration Statement registers 250,000 shares of common stock, $5.00 par value (the “Common Stock”), that may be issued pursuant to the Company’s Dividend Reinvestment Plan (the “Plan”).

We have examined the Registration Statement and such corporate records, certificates and other documents as we deemed necessary for the purpose of this opinion. Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for this opinion.

Based upon and subject to the foregoing, it is our opinion that the 250,000 shares of Common Stock to be issued pursuant to the Plan, when issued and sold in accordance with the terms and provisions of the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ LeClair Ryan, A Professional Corporation